EXHIBIT 4.1

RSA SECURITY INC.

2005 STOCK INCENTIVE PLAN

1. Purpose. The purpose of this 2005 Stock Incentive Plan of RSA Security Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” includes the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”), and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Company’s Board of Directors (the “Board”).

2. Eligibility. All of the Company’s employees, officers, directors, consultants and advisors are eligible to receive options, stock appreciation rights, restricted stock and other stock-based awards (each, an “Award”) under this Plan. Each person who receives an Award under this Plan is a “Participant.”

3. Administration and Delegation.

(a) Administration by Board of Directors. The Board administers this Plan. The Board has authority to grant Awards and to adopt, amend and repeal administrative rules, guidelines and practices relating to this Plan as it deems advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in this Plan or any Award in the manner and extent that it deems expedient to carry this Plan into effect, and the Board is the sole and final judge of such expediency. All decisions by the Board are made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in this Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under this Plan made in good faith.

(b) Appointment of Committees. To the extent permitted by applicable law, the Board may delegate its powers under this Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in this Plan to the “Board” means the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under this Plan have been delegated to such Committee or officers.

(c) Delegation to Officers. To the extent permitted by applicable law, the Board may delegate to one or more of the Company’s officers the power to (1) grant Awards to employees and officers of the Company and its present and future subsidiary corporations and (2) exercise such other powers under this Plan as the Board may determine. However, the Board shall fix the terms of the Awards (including the exercise price of the Awards, which may include a formula for determining the exercise price) and the maximum number of shares subject to the Awards that the officers may grant. In addition, no officer is authorized to grant Awards to any of the Company’s “executive officers” (as defined by Rule 3b-7 under the Securities Exchange Act of 1934 (the “Exchange Act”)) or “officers” (as defined by Rule 16a-1 under the Exchange Act).

4. Stock Available for Awards.

(a) Number of Shares. Subject to adjustment under Section 9, the Company may make Awards under this Plan for up to 6,900,000 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”). Shares issued under this Plan may consist in whole or in part of authorized but unissued shares or treasury shares. If any Award (1) expires; (2) is terminated, surrendered or canceled without having been fully exercised; (3) is forfeited in whole or in part (including as the result of shares of Common Stock subject to the Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right); or (4) otherwise results in any Common Stock not being issued, the unused Common Stock covered by the Award shall again be available for the grant of Awards under this Plan. However, the provisions of this Section 4(a) are subject to the following limitations:

(1) Net Issuance Features. In the case of an Award containing a net share issuance feature under which a Participant may exercise the Award in whole or in part by forfeiting a portion of the shares subject to the Award, the full number of shares exercised, including the forfeited shares, shall be considered issued for purposes of this Plan and no longer available for the grant of Awards under this Plan.

(2) Stock-Settled SARs. In the case of a Participant who receives shares of Common Stock upon the exercise of a stock appreciation right, the shares subject to the full portion of the stock appreciation right being exercised (not solely the shares actually issued to the Participant) shall be considered issued for purposes of this Plan and no longer available for the grant of Awards under this Plan.

(3) Tendered Shares. In the case of a Participant who tenders shares of Common Stock to the Company to exercise an Award, the tendered shares shall not be added to the number of shares of Common Stock available for the grant of Awards under this Plan.

(4) Incentive Stock Options. In the case of Incentive Stock Options (as defined below), the provisions of this Section 4(a) are subject to any limitations under the Code.

(b) Sub-limits.

(1) Section 162(m) Per-Participant Limit. The maximum number of shares of Common Stock with respect to which the Company may grant Awards to any Participant under this Plan is 750,000 per calendar year. For purposes of this limit, the combination of an Option in tandem with an SAR (as each is defined below) is treated as a single Award. The per-Participant limit described in this Section 4(b)(1) shall be construed and applied consistently with Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder (“Section 162(m)”).

(2) Limit on Awards other than Options and SARS. The maximum number of shares with respect to which the Company may grant Awards other than Options and SARs is 500,000 shares.

5.	Stock Options.

(a) General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as the Board may consider necessary or advisable. An Option that is not intended to be an Incentive Stock Option (as defined below) shall be designated a “Nonstatutory Stock Option.”

(b) Incentive Stock Options. The Board may grant Options that the Board intends to be “incentive stock options” as defined in Section 422 of the Code (each, an “Incentive Stock Option”) only to employees of (1) the Company, (2) any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, or (3) any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. Incentive Stock Options are subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company has no liability to a Participant or any other party if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action the Board takes pursuant to Section 10(f), including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

(c) Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable option agreement; however, the exercise price may not be less than the Fair Market Value (as defined below) of the Common Stock on the date the Option is granted.

(d) Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement. However, no Option may have a term of more than 10 years.

(e) Exercise of Option. Participants may exercise Options by delivering to the Company or its designated equity compensation administrator a written notice of exercise signed by the proper person or any other form of notice (including electronic notice) that the Board may approve, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised. The Company shall deliver shares of Common Stock subject to the Option after exercise either as soon as practicable or, subject to any conditions that the Board may specify, on a deferred basis (in which case, the Company’s obligation will be evidenced by an instrument providing for future delivery of the deferred shares at the time or times that the Board specifies).

(f) Payment Upon Exercise. Participants shall pay for Common Stock purchased upon the exercise of an Option granted under this Plan as follows:

(1) in cash or by check, payable to the order of the Company;

(2) except as the Board may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery of a copy of the Participant’s irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3) when the Common Stock is registered under the Exchange Act, by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board (“Fair Market Value”), so long as (i) such method of payment is then permitted under applicable law, (ii) the Participant has owned such Common Stock, if acquired directly from the Company, for such minimum period of time, if any, as the Board may establish in its discretion, and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4) to the extent permitted by applicable law and by the Board, by (i) delivery of a promissory note of the Participant to the Company on terms that the Board determines, or (ii) payment of such other lawful consideration as the Board may determine; or

(5) by any combination of the above.

(g) Substitute Options. In connection with a merger or consolidation of an entity with the Company or the Company’s acquisition of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. The Board may grant substitute Options on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.

(h) Limitation on Repricing. Unless approved by the Company’s stockholders, (1) no outstanding Option granted under this Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of the outstanding Option (other than adjustments pursuant to Section 9) and (2) the Board may not cancel any outstanding Option and grant substitute Awards under this Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Option.

6. Stock Appreciation Rights.

(a) General. A stock appreciation right (“SAR”) is an Award entitling the holder, upon exercise, to receive an amount in cash or Common Stock or a combination thereof (as the

Board determines) determined in whole or in part by reference to appreciation in the fair market value of a share of Common Stock after the date of grant. SARs may be based solely on appreciation in the fair market value of Common Stock or on a comparison of such appreciation with some other measure of market growth such as (but not limited to) appreciation in a recognized market index. The date as of which such appreciation or other measure is determined shall be the exercise date unless the Board specifies another date in the SAR Award.

(b) Grants. The Board may grant SARs in tandem with, or independently of, Options granted under this Plan.

(c) Exercise Price. The Board shall establish the exercise price of each SAR; however, the exercise price may not be less than the Fair Market Value of the Common Stock on the date the SAR is granted.

(d) Exercise. Participants may exercise SARs by delivering to the Company or its designated equity compensation administrator a written notice of exercise signed by the proper person or any other form of notice (including electronic notice) that the Board may approve, together with any other documents that the Board may require.

7. Restricted Stock.

(a) General. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase from the Participant all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) (each, a “Restricted Stock Award”). The Board shall determine the terms and conditions of each Restricted Stock Award, including the conditions for repurchase (or forfeiture), the restriction period and the issue price, if any.

(b) Stock Certificates. The Company shall register any stock certificates with respect to a Restricted Stock Award in the name of the Participant, and, unless the Board otherwise determines, the Participant shall deposit such stock certificates, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or its designee) shall deliver the certificates no longer subject to such restrictions to the Participant. If the Participant has died, then the Company (or its designee) shall deliver such certificates to the beneficiary that the Participant has designated, in a manner determined by the Board, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s estate.

(c) Deferred Delivery of Shares. At the time any Restricted Stock Award is granted, the Board may provide that, at the time Common Stock would otherwise be delivered pursuant to the Award, the Company shall instead deliver to the Participant an instrument evidencing the right to future delivery of Common Stock at such time, and on such conditions, as the Board may specify. The Board may at any time accelerate the time at which delivery of all or any part of the Common Stock shall take place. The Board may also permit an exchange of unvested shares of Common Stock that have already been delivered to a Participant for an instrument evidencing the right to future delivery of Common Stock at such time, and on such conditions, as the Board may specify.

8. Other Stock-Based Awards. The Board may grant to Participants other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock Unit Awards”), including without limitation Awards entitling recipients to receive shares of Common Stock to be delivered in the future. Other Stock Unit Awards are also available as a form of payment in the settlement of other Awards granted under this Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board determines. Subject to the provisions of this Plan, the Board shall determine the conditions of each Other Stock Unit Awards, including any applicable purchase price. At the time the Board grants any Award, the Board may provide that, at the time Common Stock would otherwise be delivered pursuant to the Award, the Company shall instead deliver to the Participant an instrument evidencing the Participant’s right to future delivery of the Common Stock.

9. Adjustments for Changes in Common Stock and Certain Other Events.

(a) Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, the Company shall appropriately adjust (or make substitute Awards, if applicable), to the extent determined by the Board, (i) the number and class of securities available under this Plan, (ii) the sub-limits set forth in Section 4(b), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share- and per-share provisions of each SAR, (v) the repurchase price per share subject to each outstanding Restricted Stock Award and (vi) the share- and per-share-related provisions of each outstanding Other Stock Unit Award.

(b) Reorganization Events.

(1) Definition. A “Reorganization Event” means (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Company’s Common Stock is cancelled or converted into or exchanged for the right to receive cash, securities or other property, (b) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution of the Company.

(2) Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards. In connection with a Reorganization Event, the Board shall take any of the following actions as to all or any outstanding Awards on such terms as the Board may determine:

(i)	provide that the acquiring or succeeding corporation (or an affiliate thereof) shall assume the Awards or substitute substantially equivalent Awards;

(ii)	upon written notice to a Participant, provide that the Participant’s unexercised Awards shall become exercisable in full and will terminate immediately before the consummation of the Reorganization Event unless the Participant exercises them within a specified period after the date of such notice;

(iii)	provide that outstanding Awards shall become realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part, before or upon the Reorganization Event;

(iv)	in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to a Participant equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant’s Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all such outstanding Awards, in exchange for the termination of such Awards;

(v)	provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof); or

(vi)	any combination of the above.

For purposes of clause (i) above, an Option shall be considered assumed if, after consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately before the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately before the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock). However, if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), then the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

To the extent all or any portion of an Option becomes exercisable solely as a result of clause (ii) above, the Board may provide that upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price. Such repurchase right (x) shall lapse at the same rate as the Option would have become exercisable under its terms and (y) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to clause (ii) above.

(3) Consequences of a Reorganization Event on Restricted Stock Awards. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property that the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

10. General Provisions Applicable to Awards.

(a) Transferability of Awards. Except as the Board may otherwise determine or provide in an Award, Participants shall not sell, assign, transfer, pledge or otherwise encumber any Award, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order. During the life of the Participant, only the Participant may exercise an Award. References to a “Participant,” to the extent relevant in the context, include references to authorized transferees.

(b) Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board determines. Each Award may contain terms and conditions in addition to those set forth in this Plan.

(c) Board Discretion. Except as this Plan otherwise provides, the Board may make each Award alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d) Termination of Status. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

(e) Withholding. Each Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with an Award to such Participant. Except as the Board may otherwise provide in an Award, for so long as the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivering shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. However, except as the Board otherwise provides, the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

(f) Amendment of Award. Except as otherwise provided in Section 5(h), the Board may amend, modify or terminate any outstanding Award, including but not limited to substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, so long as the Participant consents to such action, unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(g) Conditions on Delivery of Stock. The Company is not obligated to deliver any shares of Common Stock pursuant to this Plan or to remove restrictions from shares previously delivered under this Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h) Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

11. Miscellaneous.

(a) No Right To Employment or Other Status. No person has any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under this Plan, except as expressly provided in the applicable Award.

(b) No Rights As Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary has any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. However, if the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for the dividend), then an optionee who exercises an Option between the record date and the distribution date for the stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon the Option exercise, even though such shares were not outstanding as of the close of business on the record date for such stock dividend.

(c) Effective Date and Term of Plan. This Plan becomes effective on the date on which the Board adopts it, but the Company shall grant no Award until the Company’s stockholders approve the Plan. The Company shall grant no Awards under this Plan after the completion of 10 years from the earlier of (i) the date on which the Board adopts this Plan or (ii) the date the Company’s stockholders approve this Plan, but previously granted Awards may extend beyond that date.

(d) Amendment of Plan. The Board may amend, suspend or terminate this Plan or any portion thereof at any time, except that, to the extent the Board determines, no amendment requiring stockholder approval under any applicable legal, regulatory or listing requirement shall become effective until the stockholders have approved it. The Company shall make no Award that is conditioned upon stockholder approval of any amendment to this Plan.

(e) Provisions for Foreign Participants. The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under this Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f) Governing Law. The provisions of this Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

Approved by the Board of Directors on March 28, 2005

Approved by the stockholders on May 26, 2005